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                                                                     EXHIBIT 18


                      [DELOITTE & TOUCHE LLP LETTERHEAD]



August 1, 1997


Board of Directors
Roberts Realty Investors, Inc.
8010 Roswell Road
Suite 120
Atlanta, Georgia  30350

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-QSB to the Securities and Exchange Commission for the quarter ended June 30, 1997 of the facts relating to the change in accounting policy for capital expenditures and depreciation. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-QSB is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Roberts Realty Investors, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1996. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-QSB, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Roberts Realty Investors, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1996.

Yours truly,

DELOITTE & TOUCHE LLP